EXHIBIT 8.1

                              LIST OF SUBSIDIARIES

We have the following subsidiaries:

SUBSIDIARY NAME                                                           JURISDICTION OF INCORPORATION      OWNERSHIP PERCENTAGE
---------------                                                           -----------------------------      --------------------
MTS IntegraTRAK Inc.                                                            Delaware                              100%
MTS TelSoft Inc. (a subsidiary of MTS IntegraTRAK Inc.)                         Delaware                              100%
MER Fifth Avenue Realty Inc.(a subsidiary of MTS IntegraTRAK Inc.)              New York                              100%
MTS Asia Ltd.                                                                   Hong Kong                             100%
Telegent Ltd.                                                                   Israel                                100%
Jaraga B.V.                                                                     The Netherlands                       100%
Verdura B.V. (a subsidiary of Jaraga B.V.)                                      The Netherlands                       100%
Voltera Technologies V.O.F. (a partnership held 99%
   by Jaraga B.V. and 1% by Verdura B.V.)                                       The Netherlands                       100%
Bohera B.V. (a subsidiary of Jaraga B.V.)                                       The Netherlands                       100%
TABS Brazil Ltd, (a subsidiary of Bohera B.V.)                                  Brazil                                100%